Exhibit 12.1

Ark7 Properties LLC

535 Mission St, 14th Floor

San Francisco, CA 94105

May 19, 2021

To the Manager Member of Ark7 Properties LLC:

We are acting as counsel to Ark7 Properties LLC, a Delaware series limited liability company (the “Company”) with respect to the preparation and filing of an offering statement on Form 1-A. The offering statement and the pre-qualification amendments cover the contemplated sale of membership interest (the “Interests”) in each of the applicable series of the Company (each, a “Series”) as set forth on Schedule 1 hereto (each, an “Offering”).

In connection with the opinion contained herein, we have examined the offering statement, as well as pre-qualification amendments, the certificate of formation of the Company, its Limited Liability Company Agreement, and the Series Designation of each Series undertaking an Offering, as well as all other documents necessary to render an opinion. In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies and the authenticity of the originals of such copies.

Based upon the foregoing, we are of the opinion that the Interests being sold pursuant to the offering statement have been authorized by all necessary series limited liability company actions of the Company and, when issued in the manner described in the offering statement, validly issued, fully paid and non-assessable.

No opinion is being rendered hereby with respect to the truth and accuracy, or completeness of the offering statement or any portion thereof.

We further consent to the use of this opinion as an exhibit to the offering statement.

Yours truly,

/s/ CrowdCheck Law LLP

CrowdCheck Law LLP

SCHEDULE 1

Series Name	Offering Price per Interest	Maximum Offering Size
Series #KYLBE Interest	$890.00	$357,780
Series #MHQNN Interest	$940.00	$317,720
Series #DJVWQ Interest	$28.50	$1,203,327